Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into between Kathleen J. Hall (“Executive”) and FARO Technologies, Inc. (the “Company”) to confirm the terms of Executive’s separation from employment and to settle, release and discharge, with prejudice, any and all claims Executive has or may have against the Released Parties (defined in Paragraph 3(a) below), including but not limited to those arising or which may be arising out of Executive’s employment with and/or separation of employment from the Company.
In consideration of the mutual commitments set forth in this Agreement, and intending to be legally and forever bound, Executive and the Company therefore understand and agree as follows:

1.	Separation of Employment.

(a)    Executive understands that her employment with the Company ended on August 7, 2019 (the “Separation Date”) and that, except as expressly provided within this Agreement, all of the Company’s duties and obligations to Executive, whether by written agreement, plan, policy, practice or otherwise, are completely extinguished as of her Separation Date. Executive also understands that, following her Separation Date, she has no further right to any salary or employee benefits provided by Company and/or any of the other Released Parties including, without limitation, under any health benefit and/or any other employee benefit plans. Executive agrees that the payments and benefits provided under this Agreement do not extend her service beyond her Separation Date or increase any amounts due to her under any benefit plans of the Company and/or any other Released Parties.
(b)    Executive similarly agrees that all of her duties and obligations to the Company were extinguished as of her Separation Date, with the exception of those obligations stated herein, otherwise required by law and/or set forth in the New Product Development Confidentiality Notice, the Patent and Confidentiality Agreement, and the Non-Competition and Non-Solicitation Addendum she signed as a condition to employment (the “Covenant Agreements”), as amended in Section 11 herein.

2.	Acknowledgment of Receipt of All Previous Pay and Benefits; No Work-Related Injuries; No Harassment; and No Other Amounts Due.

(a)By signing this Agreement, Executive agrees she been paid in full, less all applicable federal, state and local employment and income taxes and other required or elected withholdings, for all wages she earned up to and including her Separation Date and for all other remuneration of any kind accrued, owed or otherwise due to her under any Company policy, plan, practice, program, arrangement and/or agreement, including but not limited to overtime pay, bonuses, commissions, incentive compensation, and paid time off, with the exception of any payments or benefits to be provided as set forth in Section 6 of this Agreement.
(b)Executive confirms that she has not sustained any work-related injuries and, to the best of her knowledge, has not contracted any occupational diseases, except to the extent she has previously filed any claims alleging any work-related injury or illness, if any. Executive also agrees that she has previously been provided all family, medical and disability leave and/or other benefits to which she were ever entitled under federal, state or local family, medical and disability accommodations laws, including any right to reinstatement upon the conclusion of any period of leave, if any. Executive affirms that she is not aware of, has not engaged in, and has not witnessed any discrimination, harassment or retaliation of any nature towards herself or any other individual during her employment with the Company.
(c)Executive understands she will receive payment for all reimbursable out-of-pocket eligible business expenses in accordance with Company policies or practices, provided she submits hard-copy proof of the same by the close of business on August 14, 2019.
(d)Executive understands that, except as provided for in this Agreement, the Company and all other Released Parties shall never be required to make any further payment or provide any further benefit, for any reason whatsoever, to her or any other person on her behalf regarding any claim, right or status Executive may have arising on or before the Effective Date of this Agreement (as defined in Paragraph 17(f), below).

3.	Release of Claims and Covenant Not to Sue.

(a)    In exchange for the Company providing Executive with the payments described in this Agreement, Executive, on her own behalf and on behalf of her heirs, executors, personal representatives, administrators, agents and assigns, forever waives, releases, gives up and discharges all waivable claims, real or perceived, whether accrued or unaccrued, liquidated or contingent, and now known or unknown, against the Company, its parent, affiliated and related companies, all of its and their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, all of its and their past and present employees, managers, directors, officers, administrators, shareholders, members, investors, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever (whether individually or in an official capacity on behalf of the Company), and all of its and their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties” as used throughout this Agreement), based on, related to, or arising from any event that has occurred before the date she signs this Agreement and based upon, related to or arising out of or in any way concerning her employment with the Company, the terms, conditions or privileges of her employment with the Company, her separation from employment with the Company, the terms and conditions of her Employment Agreement dated July 1, 2013, her Amended and Restated Employment Agreement effective as of April 25, 2016 and the Addendum to the same dated June 17, 2019, and any and all violations and/or alleged violations of federal, state or local human rights laws, fair employment practices and/or other laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, those arising or which may be arising under, as applicable, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Civil Rights Act of 1991, the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Equal Pay Act of 1963 (“EPA”), the Lilly Ledbetter Fair Pay Act of 2010 (“Fair Pay Act”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Rehabilitation Act, the Employee Polygraph Protection Act, the Electronic Communication Privacy Act, the Computer Fraud & Abuse Act, the Health Insurance Portability & Accountability Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act (“FCRA”), the National Labor Relations Act (“NLRA”), the Labor Management Relations Act (“NLRA”), the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988), the Florida

Civil Rights Act of 1992, the Florida Whistleblower Protection Act, the Florida Equal Pay Act, the Florida Uniformed Service Members’ Protection Act, the Florida National Reserves Act, the Florida Domestic or Sexual Violence Leave Law, the Florida Minimum Wage Act, all Florida Wage and Hour Laws, the Florida Civil Rights Act, Florida Statutes Chapters 440 or 448, the Pennsylvania Wage Payment & Collection Law, the Pennsylvania Human Relations Act, the Pennsylvania Labor Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Workers’ Compensation Act, and all other federal, state or local laws, statutes, regulations, rules, ordinances, or orders, as they may be amended. Executive also forever waives, releases, discharges and gives up all claims, real or perceived and now known or unknown, for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, invasion of privacy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States, Pennsylvania and Florida Constitutions.
(b)    In further exchange for the Company providing Executive with the payments described in this Agreement, Executive, on her own behalf and on behalf of her heirs, executors, personal representatives, administrators, agents and assigns, hereby waives and gives up any right to become, and promises not to agree to become, a member or representative of any class, collective action, or group of plaintiffs or other individuals in a lawsuit in which any claim is made against the Company that is related in any way to Executive’s employment with the Company, the benefits or attributes of that employment, or the termination of that employment. Executive affirms that, to the best of her knowledge, she has not become a member of any such putative or certified class, collective action, multi-party action, or group claim, and agrees that if she learns she has been made a member or representative of any such class, collective action, multi-party action, or group claim, whether putative or certified, she will take all appropriate steps to immediately leave or opt out of the class, collective action, multi-party action, or group.
(c)    Executive understands that the laws and actions described above give her important remedies that relate to claims she has or may have arising out of or in connection with her employment with, or separation from employment from, the Company and agrees that she is freely and voluntarily giving up those remedies and claims. By signing this Agreement, Executive agrees that she is unconditionally waiving the right to proceed with discovery concerning any released claim in any future litigation with any Released Party, if any. Executive also agrees that she is fully releasing all claims for equitable, punitive or other relief, attorney’s fees, and other fees and costs incurred up to the date she signs this Agreement for any reason.
(d)    Executive represents and warrants that: (i) she is the lawful owner of all claims released through this Agreement; (ii) she has the beneficial interest in the payments and other benefits she will receive under this Agreement; (iii) she has not assigned, and will not assign, any interest in any claim released through this Agreement; (iv) she has not filed, and is not and has not been subject to a voluntary or involuntary bankruptcy petition in the past three (3) years; (v) she is not a debtor in any pending bankruptcy case; (vi) no receiver, bankruptcy trustee or other third party may assert a right to any claim released through this Agreement or the payments or benefits to be tendered or provided under this Agreement. Executive agrees that the foregoing representations and warranties shall survive the execution, performance and consummation or termination of this Agreement. Executive also agrees that she will fully indemnify and hold the Released Parties harmless for any claims or damages, including attorneys’ fees, fines, costs, liquidated damages and punitive damages asserted or awarded against any of the Released Parties to the extent any of the foregoing representations and warranties is or becomes untrue and, should it be determined that any bankruptcy trustee or other third party has a right to the payment made to Executive under this Agreement, Executive immediately will return to Company an amount equivalent to the full after-tax value of the Severance Payment (as defined in Paragraph 6(a) below), less Five Hundred and 00/100 Dollars ($500.00).
(e)    Executive warrants that she does not have any complaint pending before any federal, state or local court or arbitration panel concerning any Released Party. Executive further agrees not to file a lawsuit against any of the Released Parties in any federal, state or local court, or with any arbitration panel, concerning any claim, demand, issue or cause of action released through this Agreement, except to the extent specifically excluded below in Section 4 and its subparagraphs below. Should Executive file a lawsuit with any court or arbitration panel concerning any claim, demand, issue, or cause of action waived through this Agreement and not specifically excluded as described in Section 4 and its subparagraphs below, Executive agrees she will be responsible to pay the legal fees and costs that the Released Parties incur defending that lawsuit. Further, Executive agrees that nothing in this Agreement shall limit the right of any court or arbitration panel to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set-off of any monies paid to Executive should the release of any claims under this Agreement subsequently be found to be invalid.

4.	Exclusions from Release of Claims and Covenant Not to Sue.

(a)Executive understands and agrees that nothing in this Agreement limits her right to bring an action to enforce the terms of this Agreement.
(b)Executive understands and agrees that the Release contained in Section 3 and its subparagraphs above does not include a waiver of any claims which cannot be waived by law and does not include a waiver of any vested rights she may have in any existing Company 401(k) plan nor will it preclude her from purchasing continuation health benefits coverage for herself and/or her dependents under the Company’s continuation health benefits policies to the extent she and her dependents are otherwise eligible and for the period provided by law under COBRA and/or any applicable mini-COBRA law.
(c)Executive understands and agrees that nothing in this Agreement is intended to or shall prevent, impede or interfere with her non-waivable right to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Review Commission (“OSH”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), any other federal agency, labor board or commission, any state or local fair employment practices agency, or any other state or local agency, labor board or commission (collectively, the “Government Agencies”). Executive also understands that nothing in this Agreement in any way limits her ability to provide information and/or documents to or otherwise communicate with any Government Agencies, participate in any investigation of any Government Agencies, testify or otherwise participate in any proceeding that may be conducted by any Government Agencies concerning the Company’s past or future conduct, or engage in any activities now or in the future that are protected under the whistleblower statutes administered by OSH or any other Government Agencies without notice to the Company. This Agreement further does not limit Executive’s right to receive and fully retain a monetary reward from any government-administered whistleblower award or other incentive program for providing information directly to any Government Agencies (such as those administered by the OSH or the SEC); however, Executive understands and agrees she is waiving her right to recover any money or share in or participate in any monetary award in connection with or resulting from the prosecution of any charge, investigation or proceeding.

(d)Executive understands and agrees that nothing in this Agreement prohibits her from filing a claim to collect any unemployment compensation benefits available to her under applicable state Unemployment Insurance Compensation law or from collecting any award of benefits granted to her in accordance with that law.
(e)Executive understands and agrees that this Agreement does not limit any statutory rights she may have to bring an action to challenge the terms of this Agreement or contest the validity of the Release contained in this Agreement under the ADEA or the OWBPA.

5.	Non-Admission of Liability.
Executive agrees that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe Executive any money or have acted wrongfully, unlawfully, or unfairly in any way towards her. In fact, Executive understands that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to her at any time and maintain that they have at all times treated her in a fair, lawful, non-discriminatory and non-retaliatory manner.

6.	Consideration to be Provided to Executive in Exchange for her Release.

(a)In exchange for and in consideration of Executive’s promises set forth in this Agreement, and contingent upon the Company’s receipt from Executive of a signed, effective, unrevoked original of this Agreement, which is a condition precedent to any payment or other obligation on the part of the Company under this Agreement, the Company agrees to provide the following payments and other benefits to Executive, on behalf of all Released Parties:
(i)a total gross payment equal to eighteen (18) months of Executive’s base salary in effect as of her Separation Date, less all applicable federal, state and local employment and income taxes and other required or elected withholdings (the “Severance Payment” for the “Severance Pay Period”). Executive’s Severance Payment shall be tendered in substantially equivalent installments, with the first installment being made as soon as practicable following the Effective Date of this Agreement and within sixty (60) days of her Separation Date and the remaining installments continuing consecutively thereafter on the Company’s regularly-established pay dates until paid in full.
(ii)any outstanding and unvested stock options held by Executive shall become fully exercisable as of her Separation Date, and such stock options shall thereafter continue or lapse in accordance with the other provisions of the applicable award certificate(s); and
(iii)any outstanding restricted stock units held by Executive shall become fully vested as of her Separation Date and shall immediately convert to shares of Company common stock on her Separation Date.
(b)Executive agrees that the payments described above, singularly and together, constitute good and adequate consideration in exchange for her promises herein and are, individually and together, in addition to anything of value to which she is presently entitled by virtue of any understandings, agreements or contracts between herself and any of the Released Parties, her employment with the Company and her separation from that employment, and any of the Released Parties’ policies, practices, plans, agreements or prior understandings with her, including but not limited to compensation, vacation, bonus, severance, on-call, paid time off, commission, incentive compensation, equity incentives, stock options, offer letters, reassignment letters, employment agreements and any other fringe benefit plans, policies or practices.

7.	No Reliance Upon Verbal Representations.

Executive agrees that no promises, statements or inducements have been made which caused her to sign this Agreement other than those expressly stated in writing within this Agreement. Executive also agrees that she has signed this Agreement with full knowledge of all rights that she may have, and she hereby assumes the risk of any facts presently unknown to her or any mistake in fact.

8.	No Right or Guarantee to Re-Employment or Reinstatement.

Executive understands the termination of her employment is permanent and the Released Parties have not in any way guaranteed that she will be recalled, rehired, reinstated or in any way retained by the Company. Executive also understands that the Company and all of its related and affiliated companies have no obligation, contractual or otherwise, to consider any employment application she submits or to hire, rehire, retain, reinstate, reemploy or consider her for hire, rehire, retention, reinstatement or reemployment, now or ever in the future, either directly or indirectly, on a full-time, part-time, or temporary basis or as an independent contractor or consultant.

9.	Reference-Related Communications.
(a)    Executive agrees that she will direct all reference-related inquiries in the future exclusively to People Operations for confirmation only of her: (i) dates of employment and (ii) employment position. Executive also agrees that, except for the Company’s verbal confirmation of her dates of employment and position title as expressly set forth above, the Released Parties will have no obligation whatsoever to engage in any reference-related communications with her past, existing or prospective employers unless compelled by a court order or other legal process. Executive agrees that any statements made on social media by any current or former employees or other representatives of the Company are not official statements of reference by the Company and shall not be construed as such.
(b)    Notwithstanding the foregoing, Executive understands and agrees that the Released Parties will remain free to internally communicate, to those with a business need to know, any and all information concerning her employment history with the Company.

10.	Confidentiality of this Agreement.
Except as otherwise required or permitted by law, Executive agrees to keep the terms of this Agreement completely confidential and not to disclose information about this Agreement to anyone other than her spouse, civil union or domestic partner, attorneys, and licensed tax and/or professional investment advisors (hereafter referred to as Executive’s “Confidants”), all of whom she will first inform of and obtain their advance agreement to be bound by this confidentiality provision. Unless otherwise required or permitted by law, neither Executive nor her Confidants shall disclose the terms of this Agreement to anyone including, but not limited to, any representative of any print, radio or television media; any past, present or prospective employee of or applicant for employment with the Company; any executive recruiter or “headhunter”; any counsel for any current or former employee of the Company; any other counsel or third party; or the public at large. Executive agrees that, should any of her Confidants disclose information about this Agreement, the disclosure will be treated as if she, herself, breached the Agreement.

11.	Continuing Obligation Not to Use Any Confidential Information; and Return of All Confidential Information and Other Company Property.
(a)    Executive acknowledges and agrees that all confidential, proprietary, trade secret and other business information belonging to the Company and/or the other Released Parties (as those terms are defined within the Covenant Agreements, and such definitions incorporated herein by reference), whether in tangible form or otherwise, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential and/or proprietary, made or compiled by Executive or made available to her during her employment with the Company, is and remains the sole property of the Company and the Released Parties which Executive shall not at any time use or disclose to any third party.
(b)    Executive agrees that she has an obligation to and warrants that, as of the date she signs this Agreement, she has made a diligent search for, and returned, all originals and all copies of all documents and records made or compiled by her and/or made available to her or provided to her during the period of her employment with Company that contain confidential, proprietary, trade secret or other business information belonging to the Company and/or any of the Released Parties, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media and whether or not labeled or identified as confidential, proprietary or trade secret. Executive further represents and warrants that she has not previously destroyed any such documents or information and has not retained any copies of any such documents or information in any format for her own personal use or any other purposes for her own benefit or the benefit of any third party.
(c)    In addition to returning all originals and copies (in whatever format) of all confidential, proprietary, trade secret or other business information belonging to the Company and/or any of the Released Parties, Executive agrees that she has an obligation to and warrants that she has returned all other Company property and materials including, but not limited to, credit cards, calling cards, keys, key fobs, identification badges, files, records, product samples, marketing materials, computer disks, tablets, printers, personal digital assistants, pagers, cellular telephones and all associated accessories for technology (e.g. power cords, mouse, etc.).
(d)    To the extent that Executive transferred any confidential, proprietary, trade secret or other business information belonging to the Company and/or any of the Released Parties to any personal computer equipment or other personal electronic storage devices, or uploaded or downloaded such information to any cloud or other file sharing service to which Executive has or had access (including but not limited to Dropbox or Dropbox Free), Executive warrants that she has returned a true and correct electronic copy of the same to the Company and has otherwise properly disposed of such materials and fully deleted, appropriately removed and purged all electronic copies of the same from her personal computer equipment, other personal electronic devices, and any cloud or other file sharing service to which she had or has access in a manner reasonably performed to effectively prevent the disclosure to any third parties of any sensitive personal data and/or other confidential, proprietary, trade secret or other business information belonging to the Company and/or any of the Released Parties.
(e)    Notwithstanding anything contained in this Agreement or the Covenant Agreements, Executive understands that nothing shall preclude her from voluntarily disclosing or discussing any matter concerning the Company and/or the Released Parties with any Governmental Agencies, whether voluntarily or pursuant to a validly-served subpoena, as more specifically set forth in Paragraph 4(c) hereof, and that nothing in this Agreement precludes her from disclosing or discussing any factual information related to claims filed in civil courts or administrative agencies involving sexual assault or abuse, sexual harassment, and workplace harassment or discrimination based on sex or any other protected status, to the extent such disclosures are otherwise permitted by law and not subject to confidentiality restrictions. Furthermore, Executive understands that, notwithstanding the non-disclosure obligations contained in the Covenant Agreements, pursuant to the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), nothing shall prohibit her from, and she will not be held criminally or civilly liable under any federal or state trade secret law for, the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and, in any such event, she may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, provided she files any documents containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

12.	Non-Disparagement.
Executive represents that she has not made, and agrees that she will not make, now or ever in the future, publicly or privately, verbally or in writing, any false or defamatory remarks about any of the Released Parties and/or the conduct, operations or financial condition or business practices, policies or procedures of the Released Parties to any third party, and that she has not and will not make or solicit any comments, statements, or the like to the media or to others that may be considered false or defamatory to or about any of the Released Parties.

13.	Cooperation.
(a)    Executive agrees to cooperate in good faith and to timely respond to all requests from or inquiries by the Company or any of the other Released Parties for assistance and information in connection with any matters or issues relating to or encompassed within her former duties and responsibilities performed for the Company and/or any of its related or affiliated companies, whether requests are made by telephone, email or in-person meeting. Executive also agrees to cooperate in good faith with the Company and all other Released Parties in connection with any transition matters and with any defense, prosecution or investigation concerning any actual or potential litigation, arbitration or administrative proceeding in which she may be involved or requested as a party, non-party or witness.
(b)    Executive understands and agrees that she will not be entitled to compensation for time spent testifying as a witness in depositions, at trial, or during any other hearing, nor shall she be entitled to compensation for any other time spent responding to Company inquiries or requests for information, meeting with the Company to provide information or assist with the orderly transition of her former job duties, or meeting with the Company’s attorneys or other agents or employees for investigatory interviews, fact gathering, or otherwise to prepare for testimony during any proceeding, although should Executive be called to testify as a witness before any tribunal or in any formal legal proceeding, she will be reimbursed for the reasonable costs of all associated travel, parking, and tolls.

14.	Responsibility for Taxes.
Executive understands and agrees that she will be solely responsible for all of her own individual tax liabilities and tax reporting obligations and consequences arising under any federal, state, local or other withholding laws or regulations, including without limitation, income, employment, social security, or other taxes, which may result from the payments or provision of any benefits to her under this Agreement and holds and shall hold the Released Parties harmless from and indemnify them for any and all liabilities, costs, fines, interest or penalties resulting from such laws or regulations. Additionally,

Executive agrees that the Released Parties shall not be required to pay any further sum to her, even if her tax or withholding consequences are not foreseeable at the time she signs this Agreement or are ultimately assessed in a manner which she does not anticipate at the time she signs this Agreement. Executive agrees that she has not been provided any advice by any of the Released Parties regarding the tax or withholding consequences of any consideration provided under this Agreement pursuant to any federal, state, local or other income or employment, social security, or other tax or withholding laws or regulations.

15.	Compliance with Section 409A.
The Parties agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and each shall use their best efforts to achieve timely compliance with, Section 409A and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that the payments or other benefits provided hereunder may be subject to Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt any payments made under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

16.	Successors and Assigns.
Executive understands and agrees that she may not assign this Agreement, and that it shall be binding upon herself and her heirs, administrators, representatives, executors, and successors. Executive also understands and agrees that this Agreement shall be freely assignable by the Company without restriction and shall be deemed automatically assigned by the Company with her consent in the event of any sale, merger, share exchange, consolidation or other business reorganization. Executive acknowledges and agrees that this Agreement shall be binding upon, and shall inure to the benefit of, the Company’s successors and assigns.

17.	Consultation with Counsel; Reasonable Time to Consider Agreement During Review Period; Knowing and Voluntary Acceptance of this Agreement; Right and Time to Revoke; and Effective Date.
(a)    Executive acknowledges that, through this writing, the Company has recommended that she consult with an attorney of her own choosing before signing this Agreement, that the time afforded to her to consider the terms of this Agreement provides her with a full and fair opportunity to locate and thoroughly discuss all aspects of her rights and this Agreement with an attorney to the extent she elects to do so, and that she has, in fact, so consulted an attorney or knowingly waived her right to consult an attorney.
(b)    Executive understands that she has forty-five (45) calendar days from her receipt of this Agreement to consider this Agreement before signing it, except that if the last day of that period ends on a Saturday, Sunday or holiday observed by the Company, she shall have until the conclusion of the next immediate business day (the “Review Period”). Executive also understands that she may use as much of the Review Period as she wishes before signing this Agreement and that she may use all of the Review Period. Executive agrees that any material or immaterial changes to this Agreement made at any time will not restart the running of her Review Period and that her right to accept the terms and benefits of this Agreement will not extend beyond the expiration of the Review Period.
(c)    Executive may accept this Agreement by sending a signed, dated and notarized original to the Company by hand-delivery, first class U.S. mail, certified mail, or overnight mail to Katrona Tyrrell, Chief People Officer, FARO Technologies, Inc., 250 Technology Park, Lake Mary, FL 32746, postmarked no later than the close of business on the last day of the Review Period. To the extent that she signs this Agreement and returns it to the Company prior to the expiration of the Review Period, Executive warrants that she has voluntarily and knowingly waived the remainder of the Review Period and agrees that her decision to accept a shortened period of time was not induced by any of the Released Parties through fraud, misrepresentation, a threat to withdraw the offer or alter the offer prior to the expiration of the Review Period, or by providing different terms to workers who sign releases before the expiration of such periods.
(d)    By signing this Agreement, Executive warrants that she has carefully read and fully understands all of the terms and provisions of this Agreement, is physically and mentally competent to execute this Agreement, and is knowingly and voluntarily signing this Agreement of her own free will, act and deed. Executive further warrants that she has made such investigation of the facts pertaining to this Agreement and all matters contained herein as she deems necessary, desirable and appropriate, and agrees that her Release provided for herein shall remain in all respects effective and enforceable and not subject to termination or rescission following the Effective Date of this Agreement by reason of any later discovery of new, different or additional facts.
(e)    Executive understands that, following her execution of the Agreement, she will have an additional period of seven (7) calendar days to revoke her acceptance of this Agreement by delivering written notification of any such revocation to the Company no later than the close of business on the seventh (7th) calendar day after she signs it, except that if the last day of that period falls on a Saturday, Sunday or holiday observed by Company, she will have until the conclusion of the next immediate business day (the “Revocation Period”). Written notification of revocation may be delivered by hand delivery, first class U.S. mail, certified mail or overnight mail sent to Katrona Tyrrell, Chief People Officer, FARO Technologies, Inc., 250 Technology Park, Lake Mary, FL 32746, provided that such written notification of revocation must be received by Company no later than the close of business on the last day of the Revocation Period to be effective. If Executive timely revokes this Agreement during the Revocation Period, the Agreement will not be effective and enforceable, and she will not receive any of the payments or other benefits described in Section 6 and its subparagraphs above.
(f)    The “Effective Date” used throughout this Agreement means the first (1st) calendar day after the Revocation Period expires, on which date the terms of this Agreement shall be fully effective and enforceable provided that Executive has not timely served a notice of revocation upon the Company prior to that date.

18.	Governing Law and Venue.
This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Florida, exclusive of any choice of law rules. Any disputes concerning this Agreement shall be brought in, and the Parties hereby consent to the personal jurisdiction of, the state and federal courts of the State of Florida (to the extent that subject matter jurisdiction exists only).

19.	Severability.
The terms of this Agreement are severable and shall be deemed to consist of a series of separate covenants. Should any term of this Agreement be found, declared or determined to be void, illegal, invalid or unenforceable by a court of competent jurisdiction, that term shall be modified by the court to make it enforceable and/or severed from this Agreement, but all other terms shall remain in full force and effect.

20.	Proper Construction.
This Agreement shall not be construed against the Released Parties, and any interpretation of this Agreement by the Released Parties shall be binding on the Parties unless held by a court of competent jurisdiction to be arbitrary and capricious.

21.	Amendments.
This Agreement may be modified, altered or terminated only by an express written agreement between the Company and Executive, which agreement must be signed by Executive and a duly authorized representative of the Company, and expressly reference and attach a copy of this Agreement to be effective.

22.	Entire Agreement.
This Agreement comprises the entire agreement between Executive and the Company and fully supersedes any and all prior agreements or understandings between the Parties pertaining to Executive’s employment, although both Parties agree that this Agreement does not and shall not be construed as altering, modifying, and supplanting or in any way changing or affecting the continued enforceability of the Covenant Agreements that Executive previously entered with the Company, the terms of which Executive acknowledges and agrees remain fully effective and enforceable except as expressly amended in Paragraph 11(e) hereof.
IN WITNESS WHEREOF, intending to be forever legally bound hereby, the Parties have executed this Agreement, being eleven (11) pages in total length, including its Acknowledgment.

Dated: August 22, 2019            /s/ Kathleen J. Hall
Kathleen J. Hall

FARO TECHNOLOGIES, INC.

Dated: August 26, 2019        By:     /s/ Katrona Tyrrell
Katrona Tyrrell
Chief People Officer